Exhibit 99.1

News Release

For Immediate Release

OvaScience Strengthens Management Team to Support Expanding

Global Operations

- Promotes Arthur Tzianabos, Ph.D., to President; Appoints New Head of Commercial -

CAMBRIDGE, Mass., December 11, 2014 — OvaScienceSM (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, announced today key changes to the leadership team that will support OvaScience’s expanding global commercial operations.

Arthur Tzianabos, Ph.D., has been promoted to President.  Michelle Dipp, M.D., Ph.D., will continue in her role as Chief Executive Officer of OvaScience and has extended her employment contract with the Company.

“Arthur’s ability to rapidly translate our EggPC technology into fertility treatment options for patients led to the significant progress we made this year,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “His leadership in driving the scientific and technical aspects of our global commercial operations, together with his command of strategic planning and business operations, make him uniquely positioned for success as our new President.”

OvaScience also announced the appointment of David Harding to Chief Commercial Officer.  Mr. Harding joins OvaScience from Hologic, Inc., where he held roles of increasing responsibility and most recently served as Group Senior Vice President and General Manager of Women’s Health, managing the global business for multiple product lines.

“We are delighted to have David join our team.  David’s extensive global expertise in women’s health will support the Company as we continue to provide the AUGMENT treatment to patients and plan for the international launch of the OvaPrime treatment in 2015,” said Dr. Dipp.

In addition, Theresa McNeely was promoted to Executive Vice President, Chief Communications Officer, leading the global Investor Relations, Public Relations and Patient Advocacy functions.

“Theresa has been a key driver in elevating awareness of OvaScience and of our commitment to patients,” concluded Dr. Dipp.

In conjunction with Mr. Harding’s appointment, the Company reported an inducement option grant to Mr. Harding in accordance with NASDAQ Listing Rule 5635(c)(4). The award was approved by the Board’s Compensation Committee on December 9, 2014 as an inducement material to Mr. Harding’s entering into employment with the Company.  The inducement grant consisted of an option to purchase up to 343,000 shares of common stock.  The options will be exercisable at a price of $32.36 per share (the closing price on the date of grant) and will vest as to 25% of the shares on December 8, 2015, and as to an additional 6.25% of the shares per quarter thereafter, provided that he remains employed by OvaScience on the vesting date.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company dedicated to improving fertility for women around the world.  OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options.  Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining.  The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States.  OvaScience is developing the OvaPrimeSM treatment, which could expand a woman’s egg reserve,  and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development, and the Company’s plans to make the AUGMENT treatment available to more patients, launch OvaPrime in 2015 internationally and advance development of the OvaTure treatment.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contacts:
Investors	Media
Theresa McNeely	Cara Petralia
EVP, Chief Communications Officer	Director, Corporate Communications
tmcneely@ovascience.com	cpetralia@ovascience.com
617-299-7356	617-714-9638

###